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                                                                     EXHIBIT 5.1


                      [Letterhead of Dewey Ballantine LLP]






                                  July 30, 2003



The Ultimate Software Group, Inc.
2000 Ultimate Way
Weston, Florida 33326

            Re:   Registration Statement on Form S-3 of
                  the Ultimate Software Group, Inc.
                  --------------------------------------

Ladies and Gentlemen:

                  We refer to the registration statement on Form S-3 (the "Registration Statement") to be filed under the Securities Act of 1933, as amended (the "Securities Act"), by The Ultimate Software Group, Inc., a Delaware corporation (the "Company"), with respect to the proposed offering by certain selling stockholders of the Company of up to 4,821,300 shares (the "Shares") of the common stock of the Company, $0.01 par value per share. The Shares include 238,300 shares (the "Warrant Shares") issuable upon exercise of those certain warrants (the form of which has been filed as exhibit 4.4 to the Registration Statement) (the "Warrants") issued by the Company to certain of the selling stockholders.

                  As counsel for the Company, we have examined the proceedings taken by you in connection with the sale of the Shares. We have examined the originals or certified copies of such corporate records, certificates of officers of the Company and/or public officials and such other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as conformed or photostatic copies and the authenticity of the originals of such copies.

                  Based on our examination mentioned above, subject to the assumptions stated above and relying on the statements of fact contained in the documents that we have examined, we are of the opinion that (i) the Shares (other than the Warrant Shares) are duly authorized, validly issued, fully paid



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and non-assessable and (ii) the Warrant Shares, when issued upon exercise of the
Warrants in accordance with the provisions thereof (including payment of the exercise price), will be duly authorized, validly issued, fully paid and non-assessable.

                  We are members of the bar of the State of New York, and the opinions expressed herein are limited to the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the General Corporation Law of the State of Delaware and such applicable provisions of the Delaware Constitution). We do not express any opinion as to any other laws or to matters governed by any other laws. The foregoing opinion is rendered as of the date hereof, and we assume no obligation to update such opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in the law which may hereafter occur.

                  We call to your attention that Mr. James A. FitzPatrick, Jr., a member of our Firm, is a member of the Board of Directors of the Company and owns 2,000 shares of Common Stock and holds options to purchase 53,623 shares of Common Stock.

                  We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                     Very truly yours,

                                                     /s/ Dewey Ballantine LLP

                                                     Dewey Ballantine LLP





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